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                                                                     Exhibit 5.1

            [LETTERHEAD OF ROTHGERBER, APPEL, POWERS & JOHNSON LLP]


                                 October 29, 1997

Mail-Well, Inc.
23 Inverness Way, Suite 160
Englewood, Colorado 80112

Ladies and Gentleman:

        You have requested our opinion in connection with the Registration Statement on Form S-3 (the "Registration Statement") which is expected to be filed by Mail-Well, Inc. (the "Company") on or about October 29, 1997, with respect to the offer and sale by certain shareholders of the Company of 695,200 shares of common stock, $0.01 par value (the "Selling Shareholder Shares") and the offer and sale by the Company of 3,125,000 of shares of common stock, $0.01 par value ("Company Shares").

        We have reviewed such corporate documents and have made such investigation of Colorado law as we have deemed necessary under the circumstances. Based on that review and investigation, it is our opinion that
1) the Selling Shareholder Shares have been duly authorized and issued, and are fully paid and nonassessable; and 2) when the Company Shares are registered under the Securities Act of 1933, as amended, and issued as provided in the Registration Statement, said shares will be authorized, fully paid and nonassessable.

        We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption "Legal Matters" in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

                                Sincerely yours,

                                ROTHGERBER, APPEL, POWERS & JOHNSON LLP

                                /s/ ROTHGERBER, APPEL, POWERS & JOHNSON LLP